Exhibit 16

September 2, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We issued a letter dated July 1, 2004 with regard to the Tapestry Pharmaceuticals, Inc. Form 8-K filed on July 1, 2004.  We have read Item 4.01 of Form 8-K dated September 3, 2004, of Tapestry Pharmaceuticals, Inc. and have no basis to agree or disagree with the statements of the registrant contained herein.

Very truly yours,

/s/ Ernst & Young, LLP